LightPath Technologies to Present at the 12th Annual China International Optoelectronic Expo

Company to Exhibit New Line of Molded Aspheric Optics on September 6-10, 2010 in Shenzhen, China

ORLANDO, FL -- (Marketwire - August 26, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer, distributor and integrator of patented optical components and assemblies, announced today that it will present its latest catalog of molded aspheric optics lenses at the 12th Annual China International Optoelectronic Exposition (CIOE 2010).

LightPath Technologies will exhibit in Booths 9531 and 9532 on September 6 - 10, 2010 at the CIOE, the world's largest optoelectronic exhibition and an UFI-approved event since 2007. CIOE 2010 will be held at the Shenzhen Convention and Exhibition Center in Shenzhen, China. More than 2,000 exhibitors are expected to present the most advanced optoelectronic technologies and products during this year's event.

"Enhancing the success of our strategy to target specific markets and becoming the dominant OEM supplier for molded glass aspheric optical components, LightPath looks forward to debuting an updated catalog to China's optoelectronics market. Recent advanced designs for aspheric laser tool lenses and new designs for Blue Laser collimating lenses bring the most advanced lens designs to the growing market in China," said LightPath CEO Jim Gaynor.

"LightPath is in the early stages of capitalizing on the significant growth potential within the Chinese marketplace. Sales made directly from our Shanghai operation into China have more than doubled in recent quarters compared to the first half of our fiscal year, and we anticipate continued strong growth in this channel," concluded Gaynor.

About CIOE
The China International Optoelectronic Exposition (CIOE) is a worldwide renowned exhibition, which presents the most advanced optoelectronic technologies and innovations. Last year's CIOE drew approximately 2,100 exhibitors and over 85,000 visitors from major Chinese government bodies, scientific academies, trade associations, and domestic as well as international players in the industry. For more information on CIOE, visit http://www.cioe.cn.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies.

Contact:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: +1-407-382-4003 x336
Email: rpini@lightpath.com
Web: www.lightpath.com